Exhibit 99.1

FOR IMMEDIATE RELEASE
July 20, 2011

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2011

Earnings Summary
(in thousands except per share data)	2Q 2011	1Q 2011	2Q 2010	6 Months 2011	6 Months 2010
Net income	$8,970	$9,304	$8,553	$18,274	$15,344
Earnings per share	$0.59	$0.61	$0.56	$1.19	$1.01
Earnings per share—diluted	$0.58	$0.61	$0.56	$1.19	$1.01

Return on average assets	1.03%	1.11%	1.06%	1.07%	0.98%
Return on average equity	10.23%	10.96%	10.40%	10.59%	9.44%
Efficiency ratio	61.91%	60.78%	60.41%	61.34%	59.93%
Tangible common equity	8.35%	8.19%	8.43%	8.35%	8.43%

Dividends declared per share	$0.305	$0.305	$0.30	$0.61	$0.60
Book value per share	$22.87	$22.38	$21.60	$22.87	$21.60

Weighted average shares	15,308	15,294	15,228	15,301	15,215
Weighted average shares—diluted	15,332	15,324	15,305	15,328	15,252

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings of $9.0 million, or $0.59 per basic share, compared to $8.6 million, or $0.56 per basic share, earned during the second quarter of 2010 and $9.3 million, or $0.61 per basic share, earned during the first quarter 2011.  Earnings for the six months ended June 30, 2011 increased 19.1% to $18.3 million, or $1.19 per basic share, from the $15.3 million, or $1.01 per basic share, earned during the six months ended June 30, 2010.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On June 30, 2011, our Tangible Common Equity/Tangible Assets Ratio remains strong at 8.35%, our Tier 1 Leverage Ratio of 9.89% was 489 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.36% was 736 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.62% was 462 basis points higher than the 10.00% regulatory requirement for this designation.

Second Quarter 2011 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.03 per share from second quarter 2010 and decreased $0.02 per share from first quarter 2011.  Year-to-date basic earnings per share increased $0.18 per share from prior year.  Earnings for the first six months of 2011 were impacted by increased net interest income and noninterest income and decreased provision for loan loss partially offset by increased noninterest expense.

❖
CTBI’s quarterly net interest margin of 4.17% was an increase from 4.00% for the quarter ended June 30, 2010 but a decrease from 4.27% for prior quarter.  Year-to-date net interest margin of 4.22% was a 12 basis point increase from prior year.

❖
Nonperforming loans at $59.6 million decreased from the $62.3 million at June 30, 2010 but increased from the $57.4 million at March 31, 2011.  The increase from prior quarter was in the 90+ days past due classification and is primarily attributable to one $7.4 million credit which management believes is adequately collateralized.  Nonperforming assets at $106.4 million increased $3.8 million from prior year second quarter and $1.3 million from prior quarter.

❖
The loan loss provision for the quarter increased $0.2 million from prior year second quarter but decreased $1.1 million from prior quarter.  Year-to-date loan loss provision decreased $1.1 million from the six months ended June 30, 2010.

❖
Net loan charge-offs for the quarter ended June 30, 2011 of $3.3 million, or 0.52% of average loans annualized, was an increase from the $1.8 million, or 0.30%, experienced for the second quarter 2010 but a decrease from prior quarter’s $4.0 million, or 0.63%.

❖
Our loan loss reserve as a percentage of total loans outstanding at June 30, 2011 was 1.36% compared to 1.48% at June 30, 2010 and 1.36% at March 31, 2011.  The allowance-to-legacy loan ratio, which excludes acquired loans, was 1.42%, 1.48%, and 1.42%, respectively, at June 30, 2011, June 30, 2010, and March 31, 2011.

❖
Noninterest income increased for the quarter ended June 30, 2011 compared to same period 2010 but decreased from prior quarter.  Noninterest income for the six months ended June 30, 2011 increased $2.0 million from prior year.  The increase from prior year was primarily attributable to increased deposit service charges and trust revenue, as well as the variance in the fair value adjustments of our mortgage servicing rights.

❖	Our loan portfolio increased $139.3 million from prior year but decreased $5.6 million from prior quarter.

❖	Our investment portfolio increased $104.2 million from prior year and $46.5 million during the quarter.

❖	Deposits, including repurchase agreements, increased $239.0 million from prior year and $6.7 million from prior quarter.

❖	The preceding balance sheet growth figures were impacted by the acquisition of First National Bank of LaFollette (“LaFollette”) in November 2010.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.35%.

Net Interest Income

CTBI saw a 12 basis point improvement in its net interest margin for the first six months of 2011 compared to prior year.  Net interest income for the first six months of 2011 increased 11.6% from prior year.  Our quarterly net interest margin increased 17 basis points from prior year but decreased 10 basis points from prior quarter.  Net interest income for the second quarter 2011 increased 12.3% from prior year second quarter and 0.09% from prior quarter with average earning assets increasing 7.8% and 2.3%, respectively, for the same periods.  The yield on average earning assets decreased 20 basis points from prior year second quarter and 17 basis points from prior quarter.  The decline in yield on earning assets is the result of a change in our earning asset mix.  Loans represented 80.7% of our average earning assets for the quarter ended June 30, 2011, compared to 82.1% and 82.9% for the quarters ended June 30, 2010 and March 31, 2011, respectively.  As deposits, including repurchase agreements, have increased and loan growth has slowed, management has chosen to invest the excess liquidity in our investment portfolio resulting in increased net interest income while decreasing our net interest margin.  The cost of interest bearing funds decreased 46 basis points and 9 basis points, respectively, for the same periods, primarily the result of the repricing of our CD products.

Noninterest Income

Noninterest income for the quarter ended June 30, 2011 increased 11.0% from prior year second quarter but decreased 1.3% from prior quarter.  Noninterest income for the six months ended June 30, 2011 increased 10.6% from prior year.  The increase from prior year was primarily attributable to increased deposit service charges and trust revenue, as well as the variance in the fair value adjustments of our mortgage servicing rights.  Fair value adjustments to our mortgage servicing rights for the first six months of 2011 have totaled ($0.4 million) compared to ($1.0 million) for the first six months of 2010.

Noninterest Expense

Noninterest expense for the quarter increased 14.8% from prior year second quarter and 2.3% from prior quarter.  Noninterest expense for the six months ended June 30, 2011 increased 14.0% from prior year primarily as a result of increased personnel expense, including health insurance; repossession expense; and other real estate owned expense, including adjustments to reflect declines in the values of foreclosed properties, as well as expected losses in investments in limited partnerships that were offset by tax credits.

Balance Sheet Review

CTBI’s total assets at $3.5 billion increased $275.4 million, or 8.6%, from the second quarter 2010 and $25.4 million, or an annualized 2.9%, during the quarter.  Loans outstanding at June 30, 2011 were $2.6 billion, increasing $139.3 million, or 5.7%, year over year, but decreasing $5.6 million, or an annualized 0.9%, during the quarter.  Loan growth during the quarter of $1.4 million and $1.5 million, respectively, in the residential and consumer loan portfolios was offset by an $8.5 million decline in the commercial loan portfolio.  CTBI's investment portfolio increased $104.2 million, or 29.4%, from prior year second quarter and $46.5 million, or an annualized 45.2%, during the quarter.  Deposits, including repurchase agreements, at $3.0 billion increased $239.0 million, or 8.7%, from June 30, 2010 and $6.7 million, or an annualized 0.9%, from prior quarter.  The preceding growth figures were impacted by the acquisition of LaFollette in November 2010.  At the time of acquisition, LaFollette had $183.6 million in assets, $118.6 million in loans, $29.8 million in investments, and $164.5 million in deposits.

Shareholders’ equity at June 30, 2011 was $352.3 million compared to $330.3 million at June 30, 2010 and $344.5 million at March 31, 2011.  CTBI's annualized dividend yield to shareholders as of June 30, 2011 was 4.40%.

Asset Quality

CTBI's total nonperforming loans were $59.6 million at June 30, 2011, a $2.7 million decrease from the $62.3 million at June 30, 2010 but a $2.2 million increase from the $57.4 million at March 31, 2011.  The increase for the quarter included an $8.4 million increase in the 90+ days past due category partially offset by a $6.2 million decline in nonaccrual loans.  The increase in 90+ days past due loans is primarily attributable to one $7.4 million credit which management has evaluated for impairment and believes is adequately collateralized.  Loans 30-89 days past due at $22.2 million is a decline of $1.5 million from prior year second quarter and $8.4 million from prior quarter.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Impaired loans, loans not expected to meet contractual principal and interest payments, at June 30, 2011 totaled $65.1 million, compared to $64.3 million at March 31, 2011.  Included in certain loan categories of impaired loans are troubled debt restructurings that were classified as impaired.  At June 30, 2011, CTBI had $12.1 million in commercial loans secured by real estate, $5.4 million in commercial real estate construction loans, $2.5 million in commercial other loans, and $0.3 million in consumer loans that were modified in troubled debt restructurings and impaired.  Included in these amounts are troubled debt restructurings that were performing in accordance with their modified terms of $10.2 million in commercial loans secured by real estate, $1.0 million in commercial real estate construction loans, $1.6 million in commercial other loans, and $0.3 million in consumer loans.  Management evaluates all impaired loans for impairment and provides specific reserves when necessary.

Our level of foreclosed properties at $46.7 million for the second quarter 2011 was an increase from the $40.1 million at June 30, 2010 but a decrease from the $47.7 million at prior quarter-end.  Sales of foreclosed properties for the six months ended June 30, 2011 totaled $5.0 million while new foreclosed properties totaled $10.9 million.  When foreclosed properties are acquired, appraisals are obtained and the properties are booked at the current market value less expected sales expense.  Additionally, periodic updated appraisals are obtained on unsold foreclosed properties.  When an updated appraisal reflects a market value below the current book value, a charge is booked to current earnings to reduce the property to its new market value less expected sales expense.  During the second quarter of 2011, 59 properties totaling $18.5 million were reappraised.  Charges to earnings to reflect the decrease in current market values of 29 of these foreclosed properties totaled $1.7 million, representing a 9.1% decline in the value of the properties reappraised.  Charges during the quarters ended June 30, 2010 and March 31, 2011 were $0.1 million and $0.4 million, respectively.  The year-to-date charges for the six months ended June 30, 2011 and 2010 were $2.1 million and $0.4 million, respectively.  At June 30, 2011, 19 properties with a book value of $2.3 million were under contracts to sell; however, the closings had not occurred at quarter-end.  The proceeds of these sales per the contracts is $2.5 million, representing 107% of the book value of those properties.  Our policy for determining the frequency of periodic reviews is based upon consideration of the specific properties and the known or perceived market fluctuations in a particular market and is typically between 12 and 18 months.  Seventy percent of our OREO properties have been reappraised within the past 12 months.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.  Management anticipates that our foreclosed properties will remain elevated as we work through current market conditions.

Net loan charge-offs for the quarter were $3.3 million, or 0.52% of average loans annualized, an increase from prior year second quarter's $1.8 million, or 0.30%, but a decrease from prior quarter’s $4.0 million, or 0.63%.  Of the total net charge-offs for the quarter, $2.2 million was in commercial loans, $0.5 million was in indirect auto loans, and $0.4 million was in residential real estate mortgage loans.  Specific reserves had been previously established for 90.5% of the commercial loan charge-offs.  Allocations to loan loss reserves were $3.3 million for the quarter ended June 30, 2011 compared to $3.1 million for the quarter ended June 30, 2010 and $4.4 million for the quarter ended March 31, 2011.  Our loan loss reserve as a percentage of total loans outstanding at June 30, 2011 was 1.36% compared to 1.48% at June 30, 2010 and 1.36% at March 31, 2011.  Generally accepted accounting principles require that expected credit losses associated with loans obtained in an acquisition be reflected in the estimation of loan fair value as of the acquisition date and prohibits any carryover of an allowance for credit losses.  Excluding amounts related to loans obtained in the fourth quarter 2010 acquisition of LaFollette, the allowance-to-legacy loan ratio was 1.42%, 1.48%, and 1.42%, respectively, at June 30, 2011, June 30, 2010, and March 31, 2011.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.5 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee, and four trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2011
(in thousands except per share data and # of employees)

	Three	Three	Three	Six	Six
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income	$39,841	$39,860	$38,444	$79,701	$76,941
Interest expense	6,963	7,286	9,166	14,249	18,318
Net interest income	32,878	32,574	29,278	65,452	58,623
Loan loss provision	3,320	4,387	3,106	7,707	8,828

Gains on sales of loans	347	381	337	728	779
Deposit service charges	6,438	5,880	5,949	12,318	11,246
Trust revenue	1,577	1,616	1,458	3,193	2,882
Loan related fees	476	883	46	1,359	886
Other noninterest income	1,755	1,978	1,752	3,733	3,490
Total noninterest income	10,593	10,738	9,542	21,331	19,283

Personnel expense	12,717	12,084	11,632	24,801	23,077
Occupancy and equipment	2,838	2,965	2,701	5,803	5,425
FDIC insurance premiums	839	1,124	1,140	1,963	2,139
Amortization of core deposit intangible	54	53	159	107	318
Other noninterest expense	10,698	10,321	8,023	21,019	16,137
Total noninterest expense	27,146	26,547	23,655	53,693	47,096

Net income before taxes	13,005	12,378	12,059	25,383	21,982
Income taxes	4,035	3,074	3,506	7,109	6,638
Net income	$8,970	$9,304	$8,553	$18,274	$15,344

Memo: TEQ interest income	$40,221	$40,226	$38,780	$80,447	$77,618

Average shares outstanding	15,308	15,294	15,228	15,301	15,215
Diluted average shares outstanding	15,332	15,324	15,305	15,328	15,252
Basic earnings per share	$0.59	$0.61	$0.56	$1.19	$1.01
Diluted earnings per share	$0.58	$0.61	$0.56	$1.19	$1.01
Dividends per share	$0.305	$0.305	$0.30	$0.61	$0.60

Average balances:
Loans	$2,583,372	$2,594,746	$2,440,353	$2,589,028	$2,438,738
Earning assets	3,201,565	3,130,203	2,970,867	3,166,081	2,919,921
Total assets	3,486,728	3,406,604	3,222,645	3,446,887	3,172,502
Deposits	2,804,996	2,750,785	2,582,042	2,778,040	2,537,818
Interest bearing liabilities	2,533,223	2,491,141	2,349,394	2,512,298	2,311,937
Shareholders' equity	351,797	344,380	329,888	348,109	327,615

Performance ratios:
Return on average assets	1.03%	1.11%	1.06%	1.07%	0.98%
Return on average equity	10.23%	10.96%	10.40%	10.59%	9.44%
Yield on average earning assets (tax equivalent)	5.04%	5.21%	5.24%	5.12%	5.36%
Cost of interest bearing funds (tax equivalent)	1.10%	1.19%	1.56%	1.14%	1.60%
Net interest margin (tax equivalent)	4.17%	4.27%	4.00%	4.22%	4.10%
Efficiency ratio (tax equivalent)	61.91%	60.78%	60.41%	61.34%	59.93%

Loan charge-offs	$4,066	$4,662	$2,617	$8,728	$6,933
Recoveries	(746)	(622)	(793)	(1,368)	(1,618)
Net charge-offs	$3,320	$4,040	$1,824	$7,360	$5,315

Market Price:
High	$28.74	$30.35	$31.56	$30.35	$31.56
Low	26.00	27.03	24.89	26.00	22.15
Close	27.72	27.67	25.10	27.72	25.10

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2011
(in thousands except per share data and # of employees)

	As of	As of	As of
	June 30, 2011	March 31, 2011	June 30, 2010
Assets:
Loans	$2,580,487	$2,586,048	$2,441,222
Loan loss reserve	(35,152)	(35,152)	(36,156)
Net loans	2,545,335	2,550,896	2,405,066
Loans held for sale	621	952	1,466
Securities AFS	456,790	410,330	352,616
Securities HTM	1,662	1,662	1,662
Other equity investments	30,555	30,141	29,054
Other earning assets	121,402	146,042	122,728
Cash and due from banks	76,815	71,545	71,196
Premises and equipment	55,620	56,174	48,403
Goodwill and core deposit intangible	66,713	66,766	65,390
Other assets	129,161	124,763	111,711
Total Assets	$3,484,674	$3,459,271	$3,209,292

Liabilities and Equity:
NOW accounts	$23,408	$22,688	$18,553
Savings deposits	724,919	745,965	631,990
CD's >=$100,000	637,895	625,750	608,952
Other time deposits	827,261	834,288	816,731
Total interest bearing deposits	2,213,483	2,228,691	2,076,226
Noninterest bearing deposits	567,638	563,544	494,901
Total deposits	2,781,121	2,792,235	2,571,127
Repurchase agreements	212,266	194,472	183,287
Other interest bearing liabilities	96,435	97,685	89,865
Noninterest bearing liabilities	42,586	30,367	34,682
Total liabilities	3,132,408	3,114,759	2,878,961
Shareholders' equity	352,266	344,512	330,331
Total Liabilities and Equity	$3,484,674	$3,459,271	$3,209,292

Ending shares outstanding	15,405	15,395	15,290
Memo: Market value of HTM securities	$1,662	$1,664	$1,662

30 - 89 days past due loans	$22,167	$30,587	$23,677
90 days past due loans	26,758	18,387	16,857
Nonaccrual loans	32,845	39,002	45,435
Restructured loans (excluding 90 days past due and nonaccrual)	16,440	14,505	5,196
Foreclosed properties	46,791	47,667	40,105
Other repossessed assets	44	107	226

Tier 1 leverage ratio	9.89%	9.97%	10.12%
Tier 1 risk based ratio	13.36%	13.10%	13.20%
Total risk based ratio	14.62%	14.35%	14.46%
Tangible equity to tangible assets ratio	8.35%	8.19%	8.43%
FTE employees	1,034	1,019	992

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
June 30, 2011
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and six months ending June 30, 2011 and 2010 as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net income	$8,970	$8,553	$18,274	$15,344

Basic earnings per share	$0.59	$0.56	$1.19	$1.01

Diluted earnings per share	$0.58	$0.56	$1.19	$1.01

Average shares outstanding	15,308	15,228	15,301	15,215

Total assets (end of period)	$3,484,674	$3,209,292

Return on average equity	10.23%	10.40%	10.59%	9.44%

Return on average assets	1.03%	1.06%	1.07%	0.98%

Provision for loan losses	$3,320	$3,106	$7,707	$8,828

Gains on sales of loans	$347	$337	$728	$779